UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:   January 29, 2016

(Date of earliest event reported)

United Therapeutics Corporation

(Exact name of registrant as specified in its charter)

Commission File Number:  000-26301

Delaware	52-1984749
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1040 Spring Street

Silver Spring, MD 20910

(Address of principal executive offices, including zip code)

(301) 608-9292

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On January 29, 2016, United Therapeutics Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with certain of its subsidiaries party thereto, as guarantors (the “Guarantors”), the lenders referred to therein, and Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent and as a swingline lender. The Credit Agreement provides for an unsecured revolving credit facility of up to $1.0 billion. The facility matures five years after the closing date of the Credit Agreement, subject to an ability of the lenders thereunder, or certain of the lenders thereunder, to elect to extend the maturity date of their commitments by one year following a request for such extension by the Company in accordance with the terms of the Credit Agreement.

As of January 29, 2016, Lung Biotechnology PBC is the only subsidiary of the Company required to be a Guarantor and guarantee the Company’s obligations under the Credit Agreement. From time to time, one or more additional subsidiaries of the Company may be required to guarantee the Company’s obligations under the Credit Agreement.

At the Company’s option, the loan will bear interest at either the LIBOR rate or a fluctuating base rate, in each case, plus an applicable margin that is determined on a quarterly basis based on the Company’s consolidated ratio of total indebtedness to EBITDA (as calculated in accordance with the Credit Agreement).

The proceeds of borrowings under the Credit Agreement are available to refinance certain existing indebtedness of the Company and its subsidiaries and/or for working capital and other general corporate purposes. Upon closing of the Credit Agreement on January 29, 2016, no amounts were drawn.

The Credit Agreement also contains customary affirmative and negative covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness; grant liens; enter into a merger, consolidation or amalgamation; liquidate, wind up or dissolve; or sell all or substantially all of their property, business or assets. In addition, as of the last day of each fiscal quarter, the Company must not permit its consolidated ratio of total indebtedness to EBITDA to be greater than 2.50 to 1.00 and its consolidated ratio of EBITDA to interest expense to be less than 3.00 to 1.00, in each case calculated in accordance with the Credit Agreement.

The Credit Agreement contains customary events of default, including a change of control. Upon the occurrence and continuation of an event of default, all amounts due under the Credit Agreement and the other loan documents become (in the case of a bankruptcy event), or may become (in the case of all other events of default and at the option of the lenders), immediately due and payable.

The foregoing summary is qualified by reference to the copy of the Credit Agreement attached hereto as Exhibit 10.1.

Item 1.02                   Termination of a Material Definitive Agreement.

On January 29, 2016, the Company paid off and terminated all of its obligations under its existing credit agreement (the “2013 Credit Agreement”), dated as of September 26, 2013, with Wells Fargo, as administrative agent and lender, and the guarantors party thereto. There were no penalties associated with the early termination of the 2013 Credit Agreement.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Credit Agreement is incorporated herein by reference.

Item 9.01                   Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit Number	Description

10.1

Credit Agreement, dated as of January 29, 2016, among United Therapeutics Corporation, certain of its subsidiaries party thereto, as guarantors, the lenders referred to therein, and Wells Fargo Bank, National Association, as administrative agent and as a swingline lender

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Therapeutics Corporation

Date: February 1, 2016	By:	/s/ Paul A. Mahon
	Name:	Paul A. Mahon
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit Number	Description

10.1

Credit Agreement, dated as of January 29, 2016, among United Therapeutics Corporation, certain of its subsidiaries party thereto, as guarantors, the lenders referred to therein, and Wells Fargo Bank, National Association, as administrative agent and as a swingline lender